EXHIBIT 23.0



                   INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
CPI Corp.:


We consent to incorporation by reference in the registration statements Nos. 33-50082 and 002-86403 on Forms S-8 of CPI Corp. of our report dated April 4, 2002, except for paragraph 3 of note 4, which is as of April 12, 2002, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 2, 2002 and February 3, 2001 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 2, 2002, and the related schedule, which report appears in the 2001 annual report on Form 10-K of CPI Corp.






/s/ KPMG LLP
-------------------------
    KPMG LLP



St. Louis, Missouri
May 1, 2002